                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (s) 240.14a-12

                            PRIME GROUP REALTY TRUST
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:


          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

[LOGO] PRIME GROUP
REALTY TRUST

Stephen J. Nardi
Chairman of the Board

                                April 23, 2003

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Prime Group Realty Trust (the "Company") to be held on Friday, May 23, 2003, at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois. The purpose of the Meeting is to consider and vote upon proposals (i) to elect two Trustees who have been nominated for reelection, (ii) to ratify the appointment of the Company's independent auditors for 2003 and (iii) to transact such other business as may properly come before the Meeting. Additional information with respect to these matters is set forth in the enclosed Proxy Statement.

   Whether or not you plan to attend the Meeting and regardless of the number of shares you own, it is important that your shares be represented at the Meeting. Therefore, after you read the enclosed Proxy Statement, I urge you to mark, date, sign and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded.

   The Board of Trustees appreciates your investment and your interest in the Company, and looks forward to seeing you at the Meeting.

                                          /s/ Stephen J. Nardi
                                          Stephen J. Nardi,
                                          Chairman of the Board

                           PRIME GROUP REALTY TRUST

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To be Held on Friday, May 23, 2003

To Our Shareholders:

   Notice is hereby given that the Annual Meeting of Shareholders of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois on Friday, May 23, 2003, at 10:00 a.m., local time (the "Meeting"), to consider and take action on the following matters:

      1. To elect two Class III Trustees for a term of three years;

      2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003; and

      3. To transact such other business as may properly come before the Meeting and at any postponement(s) or adjournment(s) thereof.

      Shareholders of record at the close of business on Monday, March 31, 2003 shall be entitled to notice of, and to vote at, the Meeting.

                                          By order of the Board of Trustees,

                                          /s/ James F. Hoffman

                                          James F. Hoffman, Secretary

April 23, 2003

  IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY CARD, AND RETURN IT PROMPTLY IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.

                           PRIME GROUP REALTY TRUST
                             77 West Wacker Drive
                                  Suite 3900
                            Chicago, Illinois 60601

                               -----------------

                                PROXY STATEMENT
                                    FOR THE
                      2003 ANNUAL MEETING OF SHAREHOLDERS
                      To be Held on Friday, May 23, 2003

   The enclosed proxy is solicited by and on behalf of the board of trustees (the "Board of Trustees" or the "Board") of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, on Friday, May 23, 2003, at 10:00 a.m., local time, and at any postponement(s) or adjournment(s) thereof, at which shareholders of record at the close of business on March 31, 2003 shall be entitled to vote. This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders on or about April 23, 2003. In addition, there is being mailed herewith, to each shareholder of record, the Company's Annual Report to Shareholders for 2002.

   Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a shareholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

   The cost of solicitation of proxies will be paid for by the Company. The Company may use the services of its trustees, officers, employees and others to solicit proxies, personally or by telephone. Those persons will not be compensated specially for such services. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward solicitation materials to the beneficial owners of shares held of record by such persons. The Company may reimburse such solicitors or holders for reasonable out-of-pocket expenses incurred by them in connection with such solicitation activities. The Company may pay reasonable and customary proxy solicitation fees to a third-party solicitation firm, if engaged.

   Only holders of record of the Company's common shares of beneficial interest, par value $0.01 per share ("Common Shares"), on March 31, 2003 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had 15,725,629 Common Shares outstanding. Each holder of Common Shares is entitled to one vote for each Common Share held by such holder. Under Maryland law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and "broker non-votes" (which occur when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, (i) election of the Trustee nominees will require the affirmative vote of a plurality of all the votes cast by holders of Common Shares at the Meeting and (ii) ratification of the appointment of the Company's independent auditors for the fiscal year ending December 31, 2003 will require the affirmative vote of a majority of all the votes cast for or against such proposal, with abstentions not being counted. Broker non-votes will not be counted at the Meeting other than for purposes of determining the presence or absence of a quorum. Holders of the Common Shares are not entitled to dissenting shareholders' appraisal rights under Maryland law.

                   PRINCIPAL SECURITY HOLDERS OF THE COMPANY

   The following tables set forth certain information regarding the beneficial ownership of the Common Shares and of common units of limited partner interest ("Common Units") in Prime Group Realty L.P., a Delaware limited partnership, of which the Company is the managing general partner (the "Operating Partnership"), for (a) each person who is a shareholder of the Company beneficially owning more than five percent (5%) of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented below, (c) the Trustees of the Company and (d) the Trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to the tables, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of Common Shares represents (i) the number of Common Shares the person holds, (ii) the number of Common Shares for which Common Units held by such person are exchangeable (assuming, as discussed below, the Company elects to issue Common Shares rather than pay cash upon such exchange), (iii) the number of Common Shares the person has the right to acquire upon exercise of certain options to purchase Common Shares, (iv) the number of Common Shares for which an Exchangeable Promissory Note (as described in the footnotes below) issued by the Company is exchangeable and (v) the number of Common Shares the person has the right to acquire upon exercise of the Series A-2 Purchase Warrant, Series B Purchase Warrant and Series C Purchase Warrant (as described in the footnotes below). The extent to which a person holds Common Shares as opposed to Common Units, options, an Exchangeable Promissory Note, Series A-2 Purchase Warrant, Series B Purchase Warrant or Series C Purchase Warrant is set forth in the footnotes. The agreement of limited partnership of the Operating Partnership (the "Partnership Agreement") provides that each Common Unit may be exchanged, subject to certain limitations, for a Common Share or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange, subject to one exception described in footnote 3 below.

   The following table sets forth information as to the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Shares as of April 18, 2003.

                                                         Number of
                                                       Common Shares/
                                                        Common Units  Percent of
                                                        Beneficially  All Common
Name and Address of Beneficial Owner                     Owned (1)    Shares (2)
------------------------------------                   -------------- ----------
Cadim inc. (3)........................................   7,944,893       33.6%
Cadim Acquisition, LLC (3)............................   7,944,893       33.6
Vornado Realty Trust (4)..............................   7,944,893       33.6
Vornado Realty L.P. (4)...............................   7,944,893       33.6
Vornado PS, L.L.C. (4)................................   7,944,893       33.6
K Capital Partners, LLC (5)...........................   3,103,700       19.7
Thomas Knott (5)......................................   3,103,700       19.7
Abner Kurtin (5)......................................   3,103,700       19.7
Harwich Capital Partners, LLC (5).....................   3,103,700       19.7
Security Capital Preferred Growth Incorporated (6)....   2,863,995       13.1
K Capital Offshore Master Fund (U.S. Dollar), L.P. (5)   2,465,346       15.4
Stephen J. Nardi (7)..................................   2,136,394       12.0
Kensington Investment Group, Inc. (8).................   1,948,200       12.4
The Nardi Group, L.L.C. (7)...........................   1,815,187       10.3
First Manhattan Co. (9)...............................   1,246,714        7.9
Edward S. Hadesman (10)...............................     982,557        5.9
Third Avenue Management LLC (11)......................     801,200        5.1

--------
 (1) The ownership of Common Shares reported herein is based upon filings with the United States Securities and Exchange Commission (the "Commission") and is subject to confirmation by the

    Company that such ownership did not violate the ownership restrictions set forth in the Company's Declaration of Trust. The ownership of Common Units reported herein, which by their terms are exchangeable for Common Shares on a one-for-one basis, is derived from the transfer records maintained by the Operating Partnership based on information provided by the limited partners of the Operating Partnership (the "Limited Partners"), and are included in this presentation to illustrate the beneficial ownership of Common Shares that would result from an exchange of such Common Units beneficially owned by the applicable person for Common Shares. Information presented includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 18, 2003 and grants of restricted Common Shares which have vested or will vest within 60 days of April 18, 2003.
 (2) Information presented assumes exchange or exercise only of Common Units, the Exchangeable Promissory Note, Series A-2 Purchase Warrant, Series B Purchase Warrant or Series C Purchase Warrant owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options granted to such beneficial owner that have vested or will vest within 60 days of April 18, 2003 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 18, 2003. It is the Company's policy to issue all restricted Common Shares promptly after their grant, regardless of vesting dates and, as a result, the number of Common Shares outstanding as of April 18, 2003 (15,725,629) includes all grants of restricted Common Shares, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted Common Shares, not only those grants which vest or will vest within 60 days of April 18, 2003. To protect the Company's real estate investment trust ("REIT") status, no holder of Common Units may exchange such Common Units for Common Shares to the extent that such exchange would result in such holder owning or being deemed to own, directly or constructively, more than 9.9% of the equity shares of the Company (the "Ownership Limit"), unless such holder has been granted an exemption or a limited exception to the Ownership Limit in accordance with the Company's Declaration of Trust.
 (3) Information presented is based on (i) a Schedule 13D filed with the Commission on November 27, 2001, as amended on December 20, 2001, May 3, 2002 and July 5, 2002 and (ii) a Form 4 filed with the Commission on May 10, 2002 (as amended, the "Cadim Filings") by Cadim inc. ("Cadim") and Cadim Acquisition, LLC ("Cadim Acquisition"). According to the Cadim Filings, by virtue of entering into that certain Letter Agreement dated November 19, 2001 (the "Letter Agreement") with Vornado PS, L.L.C. ("Vornado PS") and Vornado Realty L.P. ("Vornado"), Cadim and Cadim Acquisition may be deemed to have formed a group with Vornado PS and Vornado and may be deemed to share beneficial ownership of all of the securities discussed in footnote (4) below. The Letter Agreement is described more fully in footnote (4) below. The Cadim Filings state that Cadim and Cadim Acquisition both beneficially own and have shared voting and dispositive power over the same 7,944,893 Common Shares reported as being beneficially owned by the Vornado Parties (as defined below). According to the Cadim Filings, in June 2002 Vornado PS and Vornado transferred to Cadim Acquisition and Cadim 3,972,446 of the 7,944,893 Common Units acquired by Vornado PS at the April 30, 2002 foreclosure auction discussed in footnote (4) below. The Schedule 13D, as amended, states that Cadim and Cadim Acquisition do not construe the filing of the
     Schedule 13D, as amended, as an admission that either of them is the beneficial owner of such securities. The Company has agreed with Cadim and Cadim Acquisition that if Cadim and Cadim Acquisition elect to exchange their Common Units, the Company will not exercise its right to pay cash for such Common Units, but will issue an equal number of Common Shares. The address of Cadim inc. and Cadim Acquisition, LLC is 800, Square Victoria, Suite 4400, P.O. Box 118, Montreal, Quebec H4Z 1B7.
 (4) Information presented is based on a Schedule 13D filed with the Commission on November 2, 2001 by Vornado Realty Trust, Vornado and Vornado PS (collectively, the "Vornado Parties"), as amended on November 20, 2001, December 19, 2001, December 21, 2001, December 27, 2001, January 15, 2002, January 30, 2002, February 7, 2002,
    February 20, 2002, March 28, 2002, April 17, 2002, April 19, 2002, May 1,
    2002, May 14, 2002, July 3, 2002 and December 23, 2002 (as amended, the "Vornado Schedule 13D"). According to the Vornado Schedule 13D, on September 28, 2000, Vornado PS made a subordinated loan to Primestone Investment Partners L.P. ("Primestone"). Mr. Michael W. Reschke, then a Trustee of the Company (Mr. Reschke resigned from the Company's Board of Trustees on April 17, 2003), is the controlling shareholder of The Prime Group, Inc. ("PGI") which is (A) the administrative member of the sole general partner of Primestone and (B) the sole limited partner of Primestone. Mr. Reschke also controls the two remaining minority interest holders in the sole general partner of Primestone. Pursuant to the loan from Vornado PS, Primestone pledged the 7,944,893 Common Units it held at the time. In addition, the Vornado Schedule 13D indicates that on October 31, 2001, Vornado PS acquired the senior loan previously made to Primestone by P-B Finance Ltd., an affiliate of Prudential Securities Credit Corporation, pursuant to which Primestone had also pledged the same 7,944,893 Common Units. On October 25, 2001, Vornado PS declared a default under the subordinated loan as a result of Primestone's failure to pay the amount due on maturity of the loan. On October 26, 2001, the original lender under the senior loan declared a default under that loan which resulted from the default under the subordinated loan. Vornado PS commenced a foreclosure action against the 7,944,893 Common Units securing both loans. According to the Vornado Schedule 13D, Vornado PS held a foreclosure auction of these Common Units on April 30, 2002. The Vornado Schedule 13D indicates that Vornado PS acquired such Common Units at the auction. Vornado and Vornado PS entered into the Letter Agreement (as defined in footnote 3 above) with Cadim and Cadim Acquisition pursuant to which, among other things, Cadim and Cadim Acquisition acquired an undivided 50% interest in both the subordinated and senior loans discussed above. According to the Vornado Schedule 13D, as a result of the Letter Agreement, the parties thereto may be deemed to have formed a group within the meaning of the Securities Exchange Act of 1934, as amended, and may be deemed to share beneficial ownership of all of the 7,944,893 Common Units. The Vornado Schedule 13D states that nothing contained therein shall be construed as an admission that such a group exists. According to the Vornado Schedule 13D, in June 2002 and pursuant to the Letter Agreement, Vornado PS and Vornado Realty transferred to Cadim Acquisition and Cadim 3,972,446 of the 7,944,893 Common Units acquired by Vornado PS at the foreclosure auction. The Vornado Schedule 13D indicates that each of the Vornado Parties beneficially owns and has shared dispositive power over the same 7,944,893 Common Units and that each of the Vornado Parties has shared voting power over the same 3,972,447 Common Units (which are part of the 7,944,893 total Common Units beneficially held). The Vornado Schedule 13D further indicates that the filing of the Vornado Schedule 13D shall not be construed as an admission by each of the Vornado Parties that each is the beneficial owner of any Common Shares. The address of each of the Vornado Parties is 888 Seventh Avenue, New York, New York 10019.
 (5) Information presented is based on (i) a Schedule 13D filed with the Commission on July 13, 2001, as amended on August 10, August 28, twice on August 30, 2001, April 5, 2002, July 29, 2002, December 3, 2002 and
     February 11, 2003 by Special K Capital Offshore Master Fund (U.S. Dollar), L.P., K Capital Offshore Master Fund (U.S. Dollar), L.P., K Capital Partners, LLC, Harwich Capital Partners, LLC, Thomas Knott and Abner Kurtin and (ii) Forms 4 filed by each of the parties above other than Special K Capital Offshore Master Fund (U.S. Dollar), L.P. on October 10, 2002, October 24, 2002, November 27, 2002, January 2, 2003 and February 10, 2003 (collectively, the "K Capital Filings"). The K Capital Filings indicate that each of K Capital Partners, LLC, Harwich Capital Partners, LLC, Thomas Knott and Abner Kurtin beneficially owns and has sole voting and sole dispositive power over the same 3,103,700 Common Shares. The K Capital Filings further indicate that K Capital Offshore Master Fund (U.S. Dollar), L.P. beneficially owns and has sole voting and dispositive power over 2,465,346 Common Shares (which Common Shares are included in the 3,103,700 Common Shares discussed above). The address of K Capital Offshore Master Fund (U.S. Dollar), L.P., K Capital Partners, LLC, Harwich Capital Partners, LLC and Messrs. Knott and Kurtin is c/o K Capital Partners, LLC, 75 Park Plaza, Boston, Massachusetts 02116. The reporting persons disclaim beneficial ownership of the securities referenced in the K Capital Schedule 13D, as amended.
 (6) Security Capital Preferred Growth Incorporated ("SCPGI") beneficially owns 2,863,995 Common Shares (i) 1,863,995 of which are issuable upon exchange of the Exchangeable Promissory Note issued by the Operating Partnership on July 16, 2002 in the amount of $37,279,909, (ii) 500,000 of which are issuable upon exercise (at $7.50 per share) of the Series A-2 Purchase Warrant issued to the Company on July 16, 2002, (iii) 250,000 of which are issuable upon exercise (at $10 per share) of the Series B Purchase Warrant issued by the Company on July 16, 2002 and (iv) 250,000 of which are exercisable upon exercise (at $12.50 per share) of the Series C Purchase Warrant issued by the Company on July 16, 2002. The Exchangeable Promissory Note, Series A-2 Purchase Warrant, Series B Purchase Warrant and Series C Purchase Warrant were issued to SCPGI in connection with the Operating Partnership's purchase of all 2,000,000 shares of the Company's Series A Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series A Shares"), from SCPGI. As part of the foregoing exchange, SCPGI loaned the Company $20,000,000 pursuant to a separate note, $5,000,000 of which was paid by the Company to SCPGI in connection with the acquisition of the Series A Shares. Based on (i) a
     Schedule 13G filed by SCPGI with the Commission on July 29, 1998, as amended on February 14, 2003, and (ii) a Form 4 filed with the Commission on February 14, 2003 by SCPGI, the address of SCPGI is 11 South LaSalle Street, 2nd Floor, Chicago, Illinois 60603.
 (7) Information presented includes (i) 18,012 Common Shares held by Mr. Nardi,
     (ii) 166,736 Common Shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan,
     (iii) 1,815,187 limited partner Common Units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 Common Units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). Mr. Nardi's address is c/o Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.
 (8) Information presented is based on a Schedule 13G filed with the Commission on February 6, 2003 by Kensington Investment Group, Inc. ("Kensington") and another Schedule 13G filed by Kensington on March 12, 2003, as amended on March 13, 2003 (collectively, the "Kensington Schedule 13G"). The Kensington Schedule 13G indicates that Kensington beneficially owns and has sole voting and dispositive power over 1,948,200 Common Shares. The address of Kensington is 4 Orinda Way, Suite 220D, Orinda, California 94563. Kensington has advised the Company that Kensington is a registered investment advisor to three investment limited partnerships and one mutual fund that are the entities that hold the Common Shares reported on the Kensington Schedule 13D.
 (9) Information presented is based on a Schedule 13G filed with the Commission on February 10, 2000, as amended on February 8, 2001, February 15, 2002 and February 14, 2003, by First Manhattan Co. ("First Manhattan") (as amended, the "First Manhattan Schedule 13G"). The First Manhattan Schedule 13G indicates that First Manhattan beneficially owns 1,246,714 Common Shares, has sole voting and sole dispositive power over 26,000 Common Shares, shared voting power over 1,193,747 Common Shares and shared dispositive power over 1,220,714 Common Shares. The First Manhattan
     Schedule 13G indicates that of the 1,246,714 Common Shares beneficially owned, 169,350 are owned by family members of senior managing directors of First Manhattan which were reported for informational purposes. First Manhattan disclaims dispositive power as to 66,000 of such Common Shares and beneficial ownership as to 103,350 of such Common Shares. The address of First Manhattan is 437 Madison Avenue, New York, New York 10022.
(10) Information presented includes (i) 4,539 Common Shares held by Mr. Hadesman, (ii) 124,792 Common Shares which Mr. Hadesman has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan and (iii) 398,427; 54,544; 169,053, 169,053 and 62,149 Common Units held by the Edward S. Hadesman Trust Dated May 22, 1992, the Carolyn B. Hadesman Trust Dated May 21, 1992, the Lisa Hadesman 1991 Trust, the Cynthia Hadesman 1991 Trust and Sky Harbor Associates, respectively. Mr. Hadesman is the trustee of each of these trusts and therefore has voting and dispositive power over the Common Units. Also, Mr. Hadesman is a general partner of Sky Harbor Associates. Mr. Hadesman's address is 2500 N. Lakeview Avenue, Chicago, Illinois 60614.
(11) Information presented is based on a Schedule 13G filed with the Commission on November 12, 2002, as amended on January 29, 2003 by Third Avenue Management LLC ("Third Avenue") (as amended, the "Third Avenue Schedule 13G"). The Third Avenue Schedule 13G indicates that Third Avenue beneficially owns and has sole voting and dispositive power over 801,200 Common Shares. The address of Third Avenue is 767 Third Avenue, New York, New York 10017.

   The following table sets forth the beneficial ownership of Common Shares as of April 18, 2003 by the Company's Trustees and the executive officers named in the Summary Compensation Table below.

                                                            Number of
                                                          Common Shares/
                                                           Common Units  Percent of All
                                                           Beneficially      Common
Name and Address of Beneficial Owner                        Owned (1)      Shares (2)
------------------------------------                      -------------- --------------
Stephen J. Nardi (3).....................................   2,136,394         12.0%
Louis G. Conforti (4)....................................     216,246          1.2
Jeffrey A. Patterson (5).................................     346,481          2.2
James F. Hoffman (6).....................................      74,688            *
Michael W. Reschke (7)...................................     535,823          3.3
Richard S. Curto (8).....................................     289,163          1.8
Douglas Crocker II.......................................          --            *
Ray H. D'Ardenne.........................................          --            *
Jacque M. Ducharme (9) (10)..............................      11,000            *
Daniel A. Lupiani........................................          --            *
Christopher J. Nassetta (9)..............................      10,000            *
Governor James R. Thompson (9)...........................      10,000            *
Trustees and Executive Officers of the Company as a group
  (17 persons)...........................................   3,956,403         20.4

--------
 *  Represents less than one percent of outstanding Common Shares.
 (1) The ownership of Common Shares reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners, and are included in this presentation to illustrate the beneficial ownership of Common Shares that would result assuming an exchange of such Common Units beneficially owned by the applicable person for Common Shares. Information presented includes Common Shares issuable upon exercise of those options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 18, 2003 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 18, 2003.
 (2) Information presented assumes exchange only of Common Units owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 18, 2003 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 18, 2003. It is the Company's policy to issue all restricted Common Shares promptly after their grant, regardless of vesting dates and, as a result, the number of Common Shares outstanding as of April 18, 2003 (15,725,629) includes all grants of restricted Common Shares, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted Common Shares, not only those grants which vest or will vest within 60 days of April 18, 2003. To protect the Company's real estate investment trust ("REIT") status, no holder of Common Units may exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's owning or being deemed to own, directly or constructively, more than 9.9% of the Common Shares (the "Ownership Limit"), unless such holder has been granted an exemption or a limited exception to the Ownership Limit in accordance with the Company's Declaration of Trust.
 (3) Information presented includes (i) 18,012 Common Shares held by Mr. Nardi,
     (ii) 166,736 Common Shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan,
     (iii) 1,815,187 Common Units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 Common Units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). See footnote (1) to this table.
 (4) Information presented includes 31,246 Common Shares held by Mr. Conforti, and 185,000 Common Shares which Mr. Conforti has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (5) Information presented includes 14,203 Common Shares and 110,000 Common Units held by Mr. Patterson and 222,278 Common Shares which Mr. Patterson has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (6) Information presented includes 3,533 Common Shares and 71,155 Common Shares which Mr. Hoffman has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (7) Information presented includes (i) 124,337 Common Shares held by Mr. Reschke, (ii) 47,525 Common Units held by Prime Group VI, L.P. (Mr. Reschke owns a controlling equity interest in PGLP, Inc., the managing general partner of Prime Group VI, L.P.) and (iii) 363,961 Common Shares which Mr. Reschke has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan. See footnote (1) to this table.
 (8) Information presented includes 50,755 Common Shares held by Mr. Curto (one of the Company's former Trustees, whose term of office expired at the Annual Meeting of the Company's Shareholders in 2002, and the Company's former Chief Executive Officer) including 5,000 Common Shares held by Mr. Curto under the Illinois Uniform Transfers to Minors Act (2,500 Common Shares for each of his two sons) and 238,408 Common Shares which Mr. Curto has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (9) Information presented includes Common Shares which the person has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
(10) Information presented for Mr. Ducharme also includes 1,000 Common Shares directly held by him.

   Except as described above, no Trustee of the Company owns any shares of any other class of the Company's equity securities. The executive officers of the Company not listed above own, in the aggregate, 3,700 Series B Preferred Shares, 12,398 Common Shares and have the right to acquire, in the aggregate, 322,369 Common Shares within 60 days of April 18, 2003 upon exercise of the options granted to them under the Share Incentive Plan.

                             ELECTION OF TRUSTEES

   Pursuant to the Amended and Restated Bylaws of the Company, the Board of Trustees may, upon a two-thirds vote, increase (but not above 13) or decrease (but not below 3) the number of Trustees of the Company. On April 28, 2002, the Board of Trustees reduced the size of the Board in accordance with the Company's Amended and Restated Bylaws to six members effective immediately and to five members effective upon the expiration of Mr. Richard S. Curto's term of office on May 31, 2002. On August 12, 2002, the Board of Trustees appointed Mr. Douglas Crocker II to fill the vacancy created upon the expiration of Mr. Curto's term of office. On April 14, 2003, the Company announced that its Board of Trustees increased the size of the Board from six to eight members and appointed Mr. Ray H. D'Ardenne and Mr. Daniel A. Lupiani to fill the newly created positions. On April 17, 2003, Mr. Reschke resigned from his position on the Board. In addition, Gov. James R. Thompson has informed the Company that he has decided not to stand for reelection. His term of office will expire on the date of the Meeting. The Board of Trustees therefore reduced the size of the Board to 7 members currently and to 6 members effective upon the expiration of Gov. Thompson's term of office.

   Trustees are divided into three classes serving staggered three-year terms of office. The Board of Trustees proposes the election of two Class III Trustees at this Meeting, each to hold office for a three-year term until the 2006 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Class I and Class II Trustees will be elected at the Annual Meetings to be held in 2004 and 2005, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, who are currently Trustees of the Company. If some unexpected occurrence should make necessary, in the Board of Trustees' judgment, the substitution of some other person(s) for either or both of the nominees, Common Shares will be voted for such other person(s) as the Board of Trustees may select. The Board of Trustees is not aware that either of the nominees may be unable or unwilling to serve as a Trustee. The following sets forth certain information with respect to the nominees and also with respect to each Trustee whose term of office will continue after the Meeting.

                                                    Year Term of
                           Principal Occupation and Office Will   Served as a
  Nominee for Election Age      Positions Held         Expire    Trustee Since
  -------------------- --- ------------------------ ------------ -------------
    Stephen J. Nardi.. 73   Chairman of the Board,      2006         1997
                            Trustee
    Ray H. D'Ardenne.. 50   Independent Trustee         2006         2003

   Stephen J. Nardi. Stephen J. Nardi has served as a Trustee of the Company since 1997, as Chairman of the Board since May 2002 and as Acting Chairman of the Board from April 2002 until May 2002. From November 1997 to April 2002, he was the Vice Chairman of the Board. For the past 39 years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group, Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago Metropolitan Area and other parts of the country. Mr. Nardi is a member of the Chicago Real Estate Board
(CRB), National Association of Realtors (NAR), the Society of Industrial and Office Realtors (SIOR), National Association of Industrial and Office Properties (NAIOP), Urban Land Institute (ULI), Chicago Development Council
(CDC) and the National Association of Real Estate Investment Trust (NAREIT). He is past President of State of Illinois Ambassadors and served on the Governor of Illinois Hi-Tech Committee.

   Ray H. D'Ardenne. Ray H. D'Ardenne has served as a Trustee of the Company since April 2003. Mr. D'Ardenne is currently the principal of Castle Pines Advisors, a real estate advisory and consulting services firm. From 1977 to 2002, Mr. D'Ardenne held a variety of executive roles with Lend Lease Real Estate Investments ("LLREI"). From 1998 until 2001, Mr. D'Ardenne served as Head of Real

Estate Operations and Chief Operating Officer of LLREI, responsible for regional operations, property acquisitions, sales, mortgage originations and investment management for equity portfolios. He also previously served as head of the Capital Transactions Group, responsible for all transaction activities. Over the years, Mr. D'Ardenne served in many other leadership roles of LLREI in Chicago, Denver, Washington, D.C., Charlotte and Atlanta. He serves as a Trustee of Urban Land Institute, has a Counselors of Real Estate designation
(CRE) and was named Denver Real Estate Professional of the Year in 1988 and Trendsetter of the Year in 2000.

   The Board of Trustees of the Company recommends a vote FOR the election of Messrs. Nardi and D'Ardenne as Trustees of the Company with terms expiring in 2006.

Trustees Whose Term of Office Will Continue After the Meeting

                                                     Year Term of
                            Principal Occupation and Office Will   Served as a
Name                    Age      Position Held          Expire    Trustee Since
----                    --- ------------------------ ------------ -------------
Jacque M. Ducharme..... 53    Independent Trustee        2004         1997
Daniel A. Lupiani...... 56    Independent Trustee        2004         2003
Christopher J. Nassetta 40    Independent Trustee        2005         1997
Douglas Crocker II..... 63    Independent Trustee        2005         2002

   Jacque M. Ducharme. Jacque M. Ducharme has served as a Trustee of the Company since November 1997. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as its Vice Chairman Western Region and Director. His clients include some of the largest companies in the Chicago Metropolitan Area, including Navistar, Accenture and the American Bar Association. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

   Daniel A. Lupiani. Daniel A. Lupiani has served as a Trustee of the Company since April 2003. Mr. Lupiani currently serves as the President of Lupiani & Associates, LLC. In this position, he provides strategic consulting services to firms with real estate and related issues at both the corporate and transactional level. Prior to forming his own firm, Mr. Lupiani was an executive in various capacities at Bank One (and its predecessor banks First Chicago and First Chicago NBD) for 32 years. Mr. Lupiani served as Head of Real Estate Lending for The First National Bank of Chicago, responsible for the national real estate corporate and project lending business. Mr. Lupiani also established and managed a Real Estate Investment Banking activity for First Chicago and First Chicago NBD that included capital market activities and real estate investment activities. He also served as the Managing Director of Bank One's Finance, Leasing and Mortgage Banking Client Group. Mr. Lupiani has served in numerous industry related senior positions during his career at First Chicago and Bank One. He served on the Executive Committee of the National Realty Committee, as the Chairman of the Real Estate Council of the Robert Morris Association, and as a member of the Urban Land Institute, the Mortgage Bankers Association and the Industry Real Estate Financing Advisory Council of the Hotel & Lodging Association.

   Christopher J. Nassetta. Christopher J. Nassetta has served as a Trustee of the Company since 1997. Mr. Nassetta is President and Chief Executive Officer of Host Marriott Corporation (NYSE: HMT). Prior to this position he served as Executive Vice President and Chief Operating Officer of Host Marriott. He also serves on its Board of Directors. Before joining Host Marriott, Mr. Nassetta co-founded Bailey Capital Corporation in 1991, where he was responsible for the operations of the real estate investment and advisory firm. Prior to founding Bailey Capital Corporation, Mr. Nassetta spent seven years with The Oliver Carr Company, ultimately serving as Chief Development Officer. In this role, he was responsible for all development and related activities for one of the largest commercial real estate companies in the mid-Atlantic region. Mr. Nassetta also served as a member of the four-person management committee responsible for overall management of the company. In addition to serving on the Board of the Company, Mr. Nassetta currently serves on the following boards: CoStar Group, Inc., The Real Estate Round Table and the NAREIT Board of Governors. He is also a member of the McIntire School of Commerce Advisory Board for the University of Virginia.

   Douglas Crocker II. Douglas Crocker has served as a Trustee of the Company since August, 2002. Mr. Crocker has also been the Vice Chairman of the Board of Trustees of Equity Residential (NYSE: EQR) since January 2003. Prior to that time, from March 1993 to December 2002, he was the Chief Executive Officer and a Trustee of Equity Residential. From 1993 until March 2002, he was also the President of Equity Residential. He has served as a director of Wellsford Real Properties Inc. (AMEX:WRP) since June 1997 and Ventas Inc. (NYSE:VTR), a real estate company focusing on the ownership and acquisition of health care properties, since November 1998. Mr. Crocker chairs or serves on boards or committees of various multifamily associations, including the National Multi-Housing Council and the Multi-Family Council of the Urban Land Institute of which he is also a Trustee.

Information Regarding Meetings and Committees of the Board of Trustees

   The Company's Board of Trustees has established an Audit Committee, a Compensation Committee, a Committee of Independent Trustees, a Nominating Committee, a Search Committee and a Strategic Alternatives Committee. The Board has eliminated the Executive Committee. The Board intends to review the membership of its committees at the Board meeting to be held immediately after the Annual Meeting of Shareholders on May 23, 2003 as part of its usual periodic review process, as well as to address recent and emerging corporate governance requirements and developments.

   Audit Committee. Since November 20, 2002, the Audit Committee has consisted of Messrs. Crocker, Ducharme and Nassetta, each of whom is "independent" within the meaning of the NYSE's listing standards. Prior to November 20, 2002, the Audit Committee consisted of Messrs. Ducharme, Nassetta and Thompson, each of whom was "independent" within the meaning of the New York Stock Exchange's ("NYSE") listing standards. The Audit Committee has responsibility for making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's internal accounting controls.

   Executive Committee. Prior to April 8, 2002, the Executive Committee consisted of Messrs. Reschke, Curto and Nardi. From and after April 8, 2002, the Executive Committee ceased to function and on November 20, 2002, it was eliminated by the Board. The Executive Committee had been granted certain authority on behalf of the Board of Trustees to acquire and dispose of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and consistent with the Partnership Agreement, to cause the Operating Partnership to take such actions. The Executive Committee generally met monthly (or more frequently if necessary).

   Compensation Committee. Since November 20, 2002, the Compensation Committee has consisted of Messrs. Crocker, Ducharme and Nassetta. Prior to November 20, 2002, the Compensation Committee consisted of Messrs. Ducharme and Nassetta. The Compensation Committee has responsibility for determining the compensation for the Company's executive officers. It also administers the Company's Share Incentive Plan.

   Committee of Independent Trustees. Since November 20, 2002, the Committee of Independent Trustees has consisted of Messrs. Crocker, Ducharme and Nassetta. Prior to November 20, 2002, the

Committee of Independent Trustees consisted of Messrs. Ducharme, Nassetta and Thompson. The Committee of Independent Trustees was established to consider and approve or reject, on behalf of the full Board of Trustees, any proposed transactions between the Company and any of its shareholders, Trustees, officers or employees.

   Nominating Committee. Since November 20, 2002, the Nominating Committee has consisted of Messrs. Crocker, Ducharme, Nassetta and Thompson. Prior to November 20, 2002, the Nominating Committee consisted of Messrs. Ducharme, Nardi, Nassetta and Thompson. The Nominating Committee makes recommendations to the Board of Trustees regarding the size and composition of the Board. The Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the Board. Although the Nominating Committee does not necessarily solicit suggestions from shareholders regarding possible candidates, the Nominating Committee will consider shareholder's recommendations. Suggestions, together with a description of the proposed nominee's qualifications, share holdings in the Company, other relevant biographical information, an indication of the willingness of the proposed nominee to serve and any other information required pursuant to the Company's bylaws, should be sent to the Corporate Secretary of the Company at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. Pursuant to the Company's Bylaws, suggestions may be submitted at any time of year but should be received by March 24, 2004 in order to be considered in connection with the annual meeting of the Company's shareholders in 2004.

   Search Committee. The Search Committee was created by the Board on June 26, 2002 and consists of Messrs. Crocker, Ducharme, Nardi, Nassetta and Thompson. The Search Committee was established to (i) determine and recommend to the Board criteria regarding personnel qualifications for candidates for Chief Executive Officer of the Trust, (ii) review and evaluate potential candidates for the position of Chief Executive Officer of the Trust, and (iii) recommend to the Board an individual to be named Chief Executive Officer of the Trust.

   Strategic Alternatives Committee. The Strategic Alternatives Committee was created by the Board on February 5, 2003 and consisted of Messrs. Crocker, Ducharme, Nardi, Nassetta and Thompson. On April 15, 2003, Mr. D'Ardenne and Mr. Lupiani were added to the Strategic Alternatives Committee. The Strategic Alternatives Committee was established to review the Company's strategic alternatives, including, but not limited to a sale, merger or other business combination involving the Company, a sale of some or all of the assets of the Company or other fundamental transactions which may or may not involve the issuance of additional equity and/or debt securities by the Company. The Board delegated to the Strategic Alternatives Committee the authority to authorize or direct the completion of a strategic transaction involving the Company.

   During 2002, five, three, zero and one meetings were held by the Audit Committee, Compensation Committee, Committee of Independent Trustees and the Nominating Committee, respectively. The Search and Nominating Committees also convened informally on a periodic basis during 2002. The Strategic Alternatives Committee did not meet in 2002 since it was not formed until February 2003. The Board of Trustees held fifteen meetings during 2002 on January 16, February 26, March 15, April 2, April 8, April 11, April 18, April 28, May 13, May 31, June 26, July 15, October 5, November 20 and December 20.

Compensation of Trustees

   The Company pays its Trustees who are not employees of the Company or affiliated with the Company a fee for their services as Trustees. Such persons receive annual compensation of $26,000 plus a fee of $1,000 for attendance at each meeting of the Board of Trustees and $500 for attendance at each committee meeting, and receive reimbursement of all travel and lodging expenses related to their attendance at both Board and committee meetings.

   At the Company's initial public offering in November 1997, the Company entered into a consulting agreement with Mr. Nardi that had a three-year initial term. The term of the consulting agreement automatically extended for additional one-year terms unless terminated by either party. In February 2002, and prior to the date Mr. Nardi became the Company's Chairman, the Board approved a commission of $75,000 to Mr. Nardi in connection with a build-to-suit development (See "Other Information--Certain Relationships and Related Transactions"), which was paid to an affiliate of Mr. Nardi in October 2002.

   Since the resignations of the Company's former Chairman and former Chief Executive Officer on April 8, 2002, Mr. Nardi has devoted substantially all of his time and energy toward his duties as the Company's new Chairman. Effective as of November 2002, the consulting agreement between Mr. Nardi and the Company was mutually terminated, and Mr. Nardi became a full-time employee. In light of the additional responsibilities assumed by Mr. Nardi since April 8, 2002, the Company's Compensation Committee met in January 2003 and approved an increase in Mr. Nardi's annual base compensation from $220,000 per year to a total of $400,000 per year, retroactive to April 8, 2002. The Compensation Committee also approved a bonus of $400,000 for Mr. Nardi for 2002 and awarded Mr. Nardi options to purchase 100,000 Common Shares at a purchase price of $5.02 per share (the closing price of the Common Shares on the New York Stock Exchange on the last trading day immediately prior to the award). These options vest over three years in one-third increments on each annual anniversary of the award.

                          COMPENSATION OF EXECUTIVES

Executive Officers

   The following table sets forth certain information as of April 18, 2003 concerning each of the Company's executive officers and key employees serving in such capacities:

   Name                       Age Position
   ----                       --- --------
   Stephen J. Nardi.......... 73  Chairman of the Board of Trustees
   Louis G. Conforti......... 38  Co-President and Chief Financial Officer
   Jeffrey A. Patterson...... 43  Co-President and Chief Investment Officer
   Steven R. Baron........... 54  Executive Vice President--CBD Office
                                  Leasing
   Donald H. Faloon.......... 56  Executive Vice President--Development
   James F. Hoffman.......... 40  Executive Vice President--General Counsel
                                  and Secretary
   Faye I. Oomen............. 54  Executive Vice President--Suburban/CBD
                                  Office Leasing
   John F. Bucheleres........ 42  Senior Vice President--CBD Office Leasing
   Paul G. Del Vecchio....... 38  Senior Vice President--Capital Markets
   Roy P. Rendino............ 46  Senior Vice President--Finance and Chief
                                  Accounting Officer
   Christopher "Kit" J. Sultz 37  Senior Vice President--Industrial Division

   Stephen J. Nardi. Stephen J. Nardi has served as a Trustee of the Company since 1997, as Chairman of the Board since May 2002 and as Acting Chairman of the Board from April 2002 until May 2002. From November 1997 to April 2002, he was the Vice Chairman of the Board. For the past 39 years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group, Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago Metropolitan Area and other parts of the country. Mr. Nardi is a member of the Chicago Real Estate Board (CRB), National Association of Realtors (NAR), the Society of Industrial and Office Realtors (SIOR), National Association of Industrial and Office Properties (NAIOP), Urban Land Institute (ULI), Chicago Development Council (CDC) and the National Association of Real Estate Investment Trust (NAREIT). He is past President of State of Illinois Ambassadors and served on the Governor of Illinois Hi-Tech Committee.

   Louis G. Conforti. Since June 2000, Louis G. Conforti has served as the Company's Co-President and Chief Financial Officer. From November 1999 to June 2000, Mr. Conforti served as Executive Vice President-Capital Markets of the Company, and from June 1998 to November 1999, Mr. Conforti served as Senior Vice President-Capital Markets. In such capacities, Mr. Conforti was responsible for the capital market activities of the Company. From July 1997 to May 1998, Mr. Conforti served as an Executive Director of Real Estate Investment Banking for CIBC Oppenheimer Corp. in New York City. Prior to his affiliation with CIBC Oppenheimer, he was a Vice President in the Real Estate Group of Alex. Brown & Sons located in Baltimore, Maryland. During his career, Mr. Conforti has been responsible for the completion of publicly-traded and privately-placed equity, preferred equity and commercial mortgage transactions, including commercial mortgage-backed securitizations, totaling several billion dollars as well as strategic advisory for public and private real estate companies. Mr. Conforti is a member of the National Association of Real Estate Investment Trusts and the Urban Land Institute.

   Jeffrey A. Patterson. Since June 2000, Jeffrey A. Patterson has served as Co-President and Chief Investment Officer of the Company. From November 1997 to June 2000, Mr. Patterson served as Executive Vice President and Chief Investment Officer of the Company. In such capacities, Mr. Patterson is responsible for acquisitions, dispositions, joint ventures and development oversight. In addition to those responsibilities, Mr. Patterson is also responsible for the asset management, operations, leasing and marketing activities for the Company's properties. From 1989 to November 1997, Mr. Patterson was Executive Vice President of PGI, with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson was asset manager responsible for the overall operations of PGI's office properties and has provided real estate advisory services for several major institutional investors. Prior to joining PGI, Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute and a member of the National Association of Real Estate Investment Trusts.

   Steven R. Baron. Since June 2001, Steven R. Baron has served as Executive Vice President--CBD Office Leasing of the Company. In this capacity, Mr. Baron currently serves as the leasing executive responsible for 77 West Wacker Drive, One IBM Plaza and National City Center in Cleveland, Ohio. From June 2000 through June 2002, Mr. Baron served as the Executive Vice President in charge of the Industrial Group of the Company, responsible for portfolio leasing and build to suit development. From October 1998 through June 2000, Mr. Baron served as the Senior Vice President, Development and Leasing of the Company, where he was responsible for the oversight of the Company's redevelopment of the 180 North LaSalle Street building in Chicago, Illinois. From November 1997, through October 2000, Mr. Baron had overall responsibility for the leasing activity of the Company's CBD office buildings. From December 1996 to November 1997, Mr. Baron was employed by PGI as Senior Vice President responsible for commercial development and sales of a 2,650-acre planned development in Huntley, Illinois. Prior to joining PGI, Mr. Baron held senior leasing positions with Metropolitan Structures, Inc., and Stein & Co. where he leased over 7 million square feet of CBD office space. Mr. Baron is a licensed real estate broker and is an instructor at DePaul University and Kellogg School of Management at Northwestern University where he lectures on commercial real estate development, leasing and marketing.

   Donald H. Faloon. Donald H. Faloon serves as Executive Vice President-Development of the Company. From January 1989 to November 1997, Mr. Faloon was employed by PGI in its commercial development activities. Previous responsibilities for PGI included overseeing PGI's Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining PGI, Mr. Faloon had 3 years of experience in asset management at Continental Bank and 14 years of experience in the management of real estate development at Homart Development Co., Urban Investment and Development Co., Metro Communities Corp. and the Michigan State Housing Development Authority.

   James F. Hoffman. James F. Hoffman currently serves as Executive Vice President-General Counsel and Secretary of the Company. From March 1998 to October 2000, Mr. Hoffman served as Senior Vice President, General Counsel and Secretary of the Company. From November 1997 to March 1998, Mr. Hoffman served as Vice President and Associate General Counsel of the Company. From January 1991 to November 1997, Mr. Hoffman served as Assistant General Counsel of PGI. Prior to his employment with PGI, Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt from September 1987 to January 1991. Mr. Hoffman is a member of the National Association of Real Estate Investment Trusts.

   Faye I. Oomen. Faye I. Oomen currently serves as Executive Vice President-Suburban/CBD Office Leasing of the Company. From November 1997 to October 2001, Ms. Oomen served as Senior Vice President--Development and Leasing/Suburban Office of the Company. She has over 26 years of multi-disciplined real estate experience including leasing, marketing, development, and both base building and tenant construction. From 1978 to November, 1997 Ms. Oomen was employed by Continental Offices, Ltd. where she held positions including Executive Vice President of Leasing and Construction. From 1978 to 1989 at Continental Offices, Ltd. she was responsible for development and construction at One Financial Place as well as tenant construction at 1.5 million square feet of suburban properties. Since 1989, Ms. Oomen has negotiated more than 500 lease transactions totaling over 4.5 million square feet. She has received numerous awards including being named the 1995 Sun-Times Suburban Property Representative of the Year.

   John F. Bucheleres. John F. Bucheleres has served as Senior Vice President--CBD Office Leasing of the Company since May 2003. Mr. Bucheleres, with over 20 years of commercial real estate experience, has represented owner's of high-rise Class "A" office buildings in over 6,000,000 square feet of tenant leases valued in excess of $2.1 billion. Mr. Bucheleres has worked directly for institutions such as Prudential Real Estate Investors, CB Richard Ellis Strategic Partners, Aetna Life Insurance Company, Teachers Insurance and Annuity Association, New York Life, Nippon Life Insurance Company, JMB Properties Company, and Travelers Realty & Investment Company (Citigroup).
Mr. Bucheleres was a Senior Vice President of The Beitler Company from July 2002 to April 2003 working on the leasing and marketing efforts of the Company's Dearborn Center project. Mr. Bucheleres was a Principal and Senior Vice President of the Fifield Companies from January 1999 to June 2002 and a Senior Vice President, Leasing at CB Richard Ellis / Koll Management Services, Inc. from September 1996 until January 1999. Mr. Bucheleres served as a Director of Leasing at The John Buck Company from June 1990 until September 1996. Among the many awards and affiliations that Mr. Bucheleres has received are the 2001 Crain's Chicago Business Finalist "Office Property Broker of the Year", 1998 Chicago Circle Award (CB Richard Ellis Top 10 Producer) and the 1998 Chicago Sun-Times "Office Property Broker of the Year" award. Mr. Bucheleres serves as President of the Board of Directors (Chicago Chapter) of The Buoniconti Fund to Cure Paralysis.

   Paul G. Del Vecchio. Paul G. Del Vecchio currently serves as Senior Vice President-Capital Markets of the Company. From February 2000 to April 2003, Mr. Del Vecchio served as Vice President-Capital Markets of the Company and from November 1998 to February 2000, Mr. Del Vecchio served as Assistant Vice President-Capital Markets. Prior to joining the Company, Mr. Del

Vecchio was an Assistant Vice President for Prime Capital Funding LLC from October, 1997 to August 1998. Mr. Del Vecchio is a licensed real estate broker and a certified public accountant.

   Roy P. Rendino. Roy P. Rendino serves as Senior Vice President-Finance and Chief Accounting Officer of the Company. Mr. Rendino joined the Company in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President-Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with PricewaterhouseCoopers LLP in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant, President and a member of the Board of Directors of the National Association of Real Estate Companies, a member of the Board of Directors of the Real Estate Investment Association and an officer and member of the Board of Directors of the Illinois CPA Society. He also chairs the Cost Capitalization Task Force for the American Institute of Certified Public Accountants and served on its Real Estate Joint Ventures Task Force.

   Christopher "Kit" J. Sultz. Christopher J. Sultz serves as Senior Vice President--Industrial Division of the Company with overall asset management responsibilities for the Company's industrial assets. From June 1994 to November 1997, Mr. Sultz was employed by PGI in its Industrial Division as Vice President--Asset Management. Prior to joining PGI, Mr. Sultz was employed by Coopers & Lybrand from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is an Illinois licensed real estate broker and serves as the managing broker of PRS Corporate Real Estate Services, Inc., an affiliate of the Company. Mr. Sultz has completed over 3.5 million square feet of leasing transactions since 1997 and received the National Association of Industrial and Office Properties City of Chicago Industrial Transaction of the Year Award in 2001. Mr. Sultz is a member of the National Association of Industrial and Office Properties and the Real Estate Roundtable.

Summary Compensation Table

   The following table sets forth the compensation earned for the years ended December 31, 2002, 2001 and 2000 with respect to Mr. Nardi (the Company's Chairman of the Board who also has performed Chief Executive Officer duties since the resignation of Mr. Curto), Mr. Curto (the Company's Chief Executive Officer until his resignation on April 8, 2002), and the four other persons who were the most highly compensated executive officers of the Company during 2002 (the "Named Executives").

                                                                  Long-Term
                                     Annual Compensation     Compensation Awards
                                  ------------------------- ---------------------
                                                            Restricted Securities
                                                              Stock    Underlying  All other
                                                  Bonus       Awards    Options/  Compensation
Names and Principal Position Year Salary $(1) $(1)(2)(3)(4)   ($)(5)   SARs(#)(6)    ($)(7)
---------------------------- ---- ----------- ------------- ---------- ---------- ------------
Stephen J. Nardi............ 2002    48,219       48,219           0    100,000     730,726
  Chairman of the Board      2001         0            0           0          0     300,000
                             2000         0            0      70,920          0     250,289

Louis G. Conforti........... 2002   320,000      440,000           0          0       6,798
  Co-President, Chief        2001   320,000       96,000           0          0       1,000
  Financial Officer          2000   300,000       98,026       5,758          0       1,718

Jeffrey A. Patterson........ 2002   320,000      380,000           0          0       6,227
  Co-President, Chief        2001   320,000       86,000           0          0       1,256
  Investment Officer         2000   300,000       98,026      95,758          0       1,687

James F. Hoffman............ 2002   220,000      235,000           0          0       4,774
  Executive Vice President,  2001   210,000       75,000           0          0       4,459
  General Counsel and        2000   200,000       40,000      30,871          0       3,391
  Secretary

Michael W. Reschke.......... 2002   127,386            0           0          0     641,102
  Former Chairman of the     2001   225,000       43,750           0          0           0
  Board (8)                  2000   200,000      140,975     268,250     10,700           0

Richard S. Curto............ 2002   234,679            0           0          0     960,759
  Former Chief Executive     2001   380,000       43,750           0          0         852
  Officer (8)                2000   330,000      118,997     163,618     10,700       1,813

--------
(1) Amounts shown include cash and non-cash compensation or bonuses, as applicable, as reported in the year in which the compensation service was performed, even if such compensation or bonuses, as applicable, were paid or vested in a subsequent year.
(2) Bonus amounts for 2002 include cash bonuses paid to Messrs. Nardi, Conforti, Patterson and Hoffman of $48,219; $150,000; $100,000; and $100,000, respectively. 2002 bonus amounts also include cash retention bonuses which were granted on May 20, 2002 but payable only if such employee remained an employee of the Company until December 31, 2002. These amounts were paid on January 3, 2003 to Messrs. Conforti ($250,000); Patterson ($250,000) and Hoffman ($100,000). Messrs. Conforti, Patterson and Hoffman were also granted stay bonuses of $40,000; $30,000 and $35,000, respectively, on February 8, 2002, two-thirds of which vested on April 1, 2002 and one-third on June 1, 2002. These amounts were paid entirely in cash on June 28, 2002.
(3) Bonus amounts for 2001 were granted by the Company on February 8, 2002 for service performed in 2001. The amount of the bonus for each of Messrs. Nardi, Conforti, Patterson, Hoffman, Reschke and Curto were $0; $40,000; $30,000; $35,000; $0 and $0, respectively. Such bonuses vested in their entirety on the date of grant and were paid in cash by the Company on June 28, 2002. The recipient of the grant had the option to receive the bonus in the form of restricted Common Shares rather than cash. The restricted Common Shares would have been fully vested on the date of issuance. If a recipient elected to receive the bonus in restricted Common Shares, the Company may, in its sole discretion, have paid the bonus amount in cash. Regardless of whether the recipient elected a restricted Common Share payment, the Compensation Committee of the Board may have paid the bonus amount in restricted Common Shares if it resolved that such payment was in the best interests of the Company and sufficient restricted Common Shares were available under the Plan for issuance. None of the Named Executives listed above made an election to receive his bonus in, nor did the Compensation Committee of the Board resolved to pay the bonuses in, restricted Common Shares. In addition, Messrs. Nardi, Conforti, Patterson, Hoffman, Reschke and Curto were granted stay bonuses of $0; $56,000; $56,000; $40,000; $43,000 and $43,000, respectively, two-thirds of which vested on April 1, 2001 and one-third on June 1, 2001.
(4) Bonus amounts for 2000 include cash bonuses paid to Messrs. Nardi, Conforti, Patterson, Hoffman, Reschke and Curto of $0; $56,000; $56,000; $40,000; $43,750 and $43,750, respectively. Bonus amounts also include bonus/short-term restricted Common Share grants. Pursuant to the Share Incentive Plan, Messrs. Nardi, Conforti, Patterson, Hoffman, Reschke and Curto were granted 0; 2,273; 2,273; 0; 6,793; and 4,143 bonus/short-term restricted Common Shares, respectively, on January 23, 2001 which vest in two equal annual installments with the first one-half vesting on January 23, 2001 and the second one-half vesting on January 15, 2002. These short-term restricted Common Share grants are valued at the date of grant using the closing price of the Common Shares ($14.3125) as reported by the New York Stock Exchange on January 22, 2001, the day before the date of grant. Messrs. Conforti, Patterson and Curto elected to have the number of restricted Common Shares granted to each of them reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. The Company paid $9,494; $9,494 and $15,950, respectively, on behalf of Messrs. Conforti, Patterson and Curto in withholding taxes, which numbers are included in the Bonus column for these individuals.
(5) On January 23, 2001, the Compensation Committee of the Board of Trustees granted long-term restricted Common Share awards to certain of the Company's executive officers pursuant to the Share Incentive Plan. Messrs. Nardi, Conforti, Patterson, Hoffman, Reschke and Curto were granted, respectively, 4,891; 6,604; 6,604; 2,129; 18,500; and 11,284 restricted
    Common Shares. 9,250 of the restricted Common Shares granted to Mr. Reschke expired prior to vesting as a result of the termination of his employment in 2002. See "Employment Agreements." These awards vest in four equal annual installments with the last one-fourth vesting on January 15, 2004. These restricted Common Shares are eligible for dividends. The dollar values shown on the table for the long-term restricted Common Share awards are based on the closing price ($14.50) as listed on the New York Stock Exchange of the Common Shares on the date of grant. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the Common Shares. Additional restricted Common Shares have been granted to the persons listed above and are included in the bonus column and the related footnotes. The total number of restricted Common Shares held by each person listed above (which number excludes restricted Common Share awards which vested prior to December 31, 2002 and includes all unvested bonus/short-term and long-term restricted Common Share awards) and the value of such restricted Common Shares, based on the closing price ($4.61) as listed on the New York Stock Exchange on December 31, 2002 (the last day of trading in 2002), were as follows:

                               Number of Restricted
                                   Common Shares           Value at
        Name                 Held at December 31, 2002 December 31, 2002
        ----                 ------------------------- -----------------
        Stephen J. Nardi....           2,898                $13,360
        Louis G. Conforti...           3,949                 18,205
        Jeffrey A. Patterson           3,949                 18,205
        James F. Hoffman....           1,142                  5,265
        Michael W. Reschke..               0                     --
        Richard S. Curto....               0                     --

   Messrs. Conforti, Patterson and Hoffman elected to have the number of restricted Common Shares granted to each of them reduced from the original amount set by the Company to a lower amount in exchange for the Company paying all withholding taxes. The number of restricted Common Shares for them are the lower number after adjustment for the payment of withholding taxes.
(6) Granted pursuant to the Share Incentive Plan.
(7) Includes employer matching to the Operating Partnership's 401(k) Plan and dividend payments on unvested restricted Common Share grants to the Named Executives. The amounts shown in 2002 for Messrs. Reschke and Curto also include severance payments of $641,102 and $958,780, respectively. See "Employment Agreements" below for more information about these payments. The amounts shown for Mr. Nardi represent consulting fees and commissions paid under his former consulting agreement.
(8) On April 8, 2002, Mr. Reschke resigned from his executive position as Chairman of the Company's Board of Trustees. Also on April 8, 2002, Mr. Curto resigned as Chief Executive Officer of the Company. Mr. Reschke resigned from his non-executive Trustee position on April 17, 2003.
    Mr. Curto's term of office as a Trustee expired at the Company's 2002 Annual Meeting of Shareholders. For a description of the terms of Mr. Reschke's and Mr. Curto's separation agreements, see "Employment Agreements."

Employment Agreements

   Currently, there is not an employment agreement between the Company and Mr. Nardi. Mr. Nardi's prior consulting agreement with the Company was mutually terminated as of November 2002 in connection with Mr. Nardi's becoming a full-time employee. See "Other Information--Certain Relationships and Related Party Transactions."

   The Company and the Operating Partnership have entered into employment agreements with certain of the Company's senior executives. The agreements with Mr. Conforti and Patterson (the "Employment Agreements") and the agreement with Mr. Hoffman (the "Severance Agreement") generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company. The initial expiration of Mr. Conforti's agreement was June 1, 2002, and Mr. Patterson's and Mr. Hoffman's was November 17, 2002. However, each of the Employment Agreements and the Severance Agreement was automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provides the applicable officer with at least six months' prior written notice or the applicable officer provides the Company with at least thirty days' prior written notice, that such term shall not be extended. The Employment Agreements contain (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company for two years following termination of employment, (ii) an agreement not to solicit or attempt to lease space to or lease space to any tenant of the Company for two years following termination, and (iii) if the employment is terminated either by the Company for cause or by the executive officer without good reason, non-compete provisions restricting the executive officers from owning, developing, acquiring, managing, supervising or operating facilities within a ten mile radius of any facility owned, operated, managed or being developed by the Company for two years following termination of employment.

   The Employment Agreements and Severance Agreement also set forth the potential bonuses to which the executives officers are entitled. Each executive officer is entitled to receive a discretionary bonus based on achievement of such Company and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee, and in the case of Mr. Hoffman's Severance Agreement, the Board of Trustees, the Compensation Committee or the Chief Executive Officer.

   If any Employment Agreement or Severance Agreement is terminated by (i) the Company "without cause" (as defined in the agreements), (ii) by the Company in the event of the executive's "disability" (as defined in the agreements), (iii) by the executive following the occurrence of a "change of control" (but in no event later than two years after the change of control event (or one year in the case of Mr. Hoffman)) and (a) a resulting "diminution event" (as each term is defined in the agreements) or (b) a resulting relocation of the executive's office to a location more than twenty-five miles from its current location,
(iv) by the executive for "good reason" (as defined in the agreements) or
(v) automatically upon the executive's death, the applicable executive shall be entitled to a lump sum termination payment. With respect to Mr. Conforti and Mr. Patterson, in the case of termination by the Company without cause, as a result of disability or death, or by the executive for good reason, such payment will be: the greater of (A) the sum of (1) the executive's then current annual base salary plus (2) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination and (B) the sum of (1) the aggregate base salary payable to the executive for the remainder of the employment term and (2) the aggregate bonuses payable to the executive over the remainder of the employment term, based on the average bonus paid to the executive for the two preceding calendar years; but in the case of termination in the event of the executive's death or disability, the amounts payable in (A) and (B) above shall only be payable to the extent the Company had obtained insurance which will reimburse the Company for such costs or pay such amount directly to the executive or his estate or beneficiaries. With respect to Mr. Hoffman, such amount shall be equal to 50% of the sum of (A) the then current annual base salary plus (B) the average annual bonus paid or payable to him with respect to the two calendar years preceding the calendar year of termination; but in the case of termination in the event of Mr. Hoffman's death or disability, such amount shall be payable only to the extent the Company had obtained insurance which will reimburse it for such costs or pay such amount directly to Mr. Hoffman or his estate or beneficiaries. With respect to Mr. Conforti and Mr. Patterson, in the case of termination by the Company without cause within two years after a change of control or by the executive upon a change of control and a resulting diminution event or relocation of his office more than twenty-five miles from the Company's current main office, such payment will be two times the sum of (A) the executive's then current annual base salary plus (B) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination. With respect to Mr. Hoffman, in the case of termination by the Company without cause within one year after a change of control or by Mr. Hoffman upon a change of control and a resulting diminution event or relocation of his office more than twenty-five miles from the Company's current main office, such payment will be equal to the sum of (A) the then current annual base salary plus (B) the average annual bonus paid or payable to him or her with respect to the two calendar years preceding the calendar year of termination. In addition, in the event any officer is entitled to receive a termination payment as described above, such person shall also be entitled to receive his or her base compensation through the date of termination and a pro-rata bonus for the then current year through the date of termination as provided in the relevant agreement.

   The Company also entered into retention agreements on February 8, 2002 with each of Messrs. Conforti, Patterson and Hoffman. For a description of such agreements, see footnote (3) to the Summary Compensation Table Above. In addition, on May 20, 2002, the Company entered into another retention agreement (the "retention agreements") with each of Messrs. Conforti, Patterson and Hoffman, which provided for payments of $250,000; $250,000 and $100,000, respectively. Such payments vested per diem over the course of 2002 so long as the executive remained an employee of the Company and were paid in January, 2003. Pursuant to the terms of these retention agreements, vested portions were to be payable upon the earlier of (i) the closing of any "capital event" (as defined in the retention agreements) resulting in sufficient net proceeds in the judgment of the Compensation Committee of the Board of Trustees for the Company to pay such bonus or (ii) December 31, 2002, provided that if the corresponding employee was not employed by the Company on December 31, 2002, only that portion of the bonus that had vested prior to such termination of employment was to be paid.

   Notwithstanding the foregoing, (i) if any of Messrs. Conforti, Patterson or Hoffman had ceased to be an employee of the Company due to (a) such employee's death or disability, (b) in connection with a "change of control" (as defined in the retention agreements) or (c) because the employee was terminated "without cause" (as defined in the retention agreements) or (ii) in the event of a material diminution in the rights, duties or compensation of the employee, then all unvested portions of the bonus would have vested in their entirety.

   On April 8, 2002, the Company entered into separation agreements with each of Mr. Reschke and Mr. Curto (the "Reschke Separation Agreement" and the "Curto Separation Agreement", respectively). The Reschke Separation Agreement provided, among other things, for separation payments to Mr. Reschke calculated in accordance with his employment agreement for accrued but unpaid base compensation through April 8, 2002, 30 days' additional base compensation, severance compensation of $625,000 and other accrued compensation of $41,827. The termination compensation to Mr. Reschke was paid in part in six monthly installments of $18,750 each, with the balance paid, with interest thereon determined in accordance with the Reschke Separation Agreement, on November 8, 2002. In addition, all of Mr. Reschke's options and restricted Common Share awards which were unvested as of April 8, 2002, were cancelled pursuant to the Reschke Separation Agreement.

   The Curto Separation Agreement provided, among other things, for separation payments to Mr. Curto calculated in accordance with his employment agreement for accrued but unpaid base compensation through April 8, 2002, 30 days' additional base compensation, severance compensation of $935,000 and other accrued compensation of $89,641. The termination compensation to Mr. Curto was paid in part in six monthly installments of $31,667 each, with the balance paid, with interest thereon determined in accordance with the Curto Separation Agreement, on November 8, 2002. In addition, all of Mr. Curto's share options and restricted Common Share awards which were unvested as of April 8, 2002 became fully vested pursuant to the Curto Separation Agreement in exchange for other concessions by Mr. Curto. Finally, on April 18, 2002, Mr. Curto voluntarily forfeited his options to acquire 175,000 Common Shares, which options were granted to him at the time of the Company's initial public offering.

   The Company and the Operating Partnership had previously entered into employment agreements with each of Mr. Reschke and Mr. Curto (the "Reschke Employment Agreement" and "Curto Employment Agreement", respectively). However, upon their respective resignations and the execution of the Reschke Separation Agreement and Curto Separation Agreement, the Reschke Employment Agreement and Curto Employment Agreement, and all of Mr. Reschke's and Mr. Curto's respective rights and obligations thereunder, terminated. Because both Mr. Reschke and Mr. Curto are Named Executives (as defined above), a description of the Reschke Employment Agreement and Curto Employment Agreement is set forth below pursuant to the rules and regulations of the Commission, even though both Employment Agreements have been terminated.

   The Curto Employment Agreement generally provided that he shall have devoted substantially all of his business time to the operation of the Company. The Reschke Employment Agreement required Mr. Reschke only to devote sufficient time to fulfill his duties and obligations to the Company as Chairman of the Board. Both the Reschke Employment Agreement and Curto Employment Agreement used 2000 base salaries as the minimum base compensation levels and both were set to expire on November 17, 2003. Both agreements would have automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provided the applicable officer with at least six months' prior written notice or the applicable officer provided the Company with at least thirty days' prior written notice, that such term would not be extended.

   The Company, PGI and Mr. Reschke are parties to a Non-Compete Agreement that provided that, so long as PGI and/or its affiliates owned a 5.0% or greater economic interest in the Company or

Mr. Reschke was the Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) would own, acquire or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions were (i) any interest in the Company or the Operating Partnership, (ii) all properties in which PGI had an interest prior to the formation transactions in connection with the Company's initial public offering and (iii) PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. In addition, under the agreement, PGI and Mr. Reschke were permitted to provide debt or lease financing for properties similar to the properties owned or managed by the Company and to acquire any preferred equity position in any owner or lessee of any such type of properties. The Reschke Separation Agreement did not alter or terminate this Non-Compete Agreement.

   The Curto Employment Agreement contained (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company for two years following termination of employment, (ii) an agreement not to solicit or attempt to lease space to or lease space to any tenant of the Company for two years following termination, and (iii) if the employment was terminated either by the Company for cause or by Mr. Curto without good reason, non-compete provisions restricting him from owning, developing, acquiring, managing, supervising or operating facilities within a ten mile radius of any facility owned, operated, managed or being developed by the Company for two years following termination of employment.

   The Reschke Employment Agreement and Curto Employment Agreement also entitled each of Mr. Reschke and Mr. Curto to receive a discretionary bonus based on achievement of such Company and individual goals and objectives as may have been established by the Board of Trustees or its Compensation Committee.

   If either the Reschke Employment Agreement or Curto Employment Agreement was terminated by (i) the Company "without cause" (as defined in the agreements),
(ii) by the Company in the event of the executive's "disability" (as defined in the agreements), (iii) by the executive following the occurrence of a "change of control" (but in no event later than two years after the change of control event) and (a) a resulting "diminution event" (as each term is defined in the agreements) or (b) a resulting relocation of the executive's office to a location more than twenty-five miles from its current location, (iv) by the executive for "good reason" (as defined in the agreements), (v) automatically upon the executive's death or (vi) in the case of the Reschke Employment Agreement, by Mr. Reschke if he was removed as a Trustee of the Company, the applicable executive was entitled to a lump sum termination payment. In the case of termination as a result of disability or death, such payment would have been: the greater of (A) the sum of (1) the executive's then current annual base salary plus (2) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination and (B) the sum of (1) the aggregate base salary payable to the executive for the remainder of the employment term and (2) the aggregate bonuses payable to the executive over the remainder of the employment term, based on the average bonus paid to the executive for the two preceding calendar years; but such amount was payable only to the extent the Company had obtained insurance which would reimburse the Company for such costs. In the case of termination by the Company without cause, by either Mr. Reschke or Mr. Curto for good reason, or in the case of Mr. Reschke, if he was removed as a Trustee of the Company, such payment would have been equal to the greater of (i) two times the sum calculated pursuant to clause (A) above or (ii) the sum calculated pursuant to clause (B) above. In the case of termination by the Company without cause within two years after a change of control or by either of Mr. Reschke or Mr. Curto upon a change of control, such payment would have been three times the sum of (A) the executive's then current annual base salary plus (B) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination. In addition, in the event Mr. Reschke or Mr. Curto was entitled to receive a termination payment as described above, he would also have been entitled to receive his base compensation through the date of termination and a pro-rata bonus for the then current year through the date termination as provided in the relevant agreement.

Option Grants in 2002

   The following table shows all options to purchase Common Shares granted to each of the Named Executives of the Company on January 21, 2003. These options were granted as part of such officer's bonuses for work performed in 2002. The table also shows the potential realizable value of such options if the Common Shares appreciate at compounded annual rates of 5% and 10% over the life of the options. The 5% and 10% rates of appreciation based on the exercise price of $5.02 per share (the closing price on the day before the date of grant) are required to be disclosed by the rules of the Commission and are not intended to forecast potential future appreciation, if any, in the price of the Common Shares. The Company did not use an alternative present value formula permitted by the rules of the Commission because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

                               INDIVIDUAL GRANTS

                                                                    Potential Realizable
                                                                    Value at Assumed
                       Number of   % of Total                       Annual Rates of Share
                      Securities  Options/SARs Exercise             Price Appreciation for
                      Underlying   Granted to   or Base             Option Term from Date
                      Options/SAR Employees in   Price   Expiration  of Grant ($)(4)
                      Granted (#) Fiscal Year  ($/sh)(3)    Date       5%         10%
                      ----------- ------------ --------- ----------  --------    --------
                                                                     (In Thousands)
Stephen J. Nardi(1)..   100,000       100        $5.02    1/21/13   $315,705    $800,059
Louis G. Conforti....         0         0           --         --         --          --
Jeffrey A. Patterson.         0         0           --         --         --          --
James F. Hoffman.....         0         0           --         --         --          --
Michael W. Reschke(2)         0         0           --         --         --          --
Richard S. Curto(2)..         0         0           --         --         --          --

--------
(1) These options vest in three equal annual installments beginning on the first anniversary of the date of grant.
(2) For a description of recent changes to Mr. Reschke's and Mr. Curto's options, see "--Employment Agreements" above.
(3) Exercise price represents the closing price for the Common Shares on the trading day before the date of grant.
(4) The potential realizable value is reported net of the option price but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option.

Option Exercises and Holdings

   The following table sets forth information with respect to the Named Executives concerning options held as of December 31, 2002. No options were exercised by the Named Executives during 2002.

                           Number of Securities         Value of Unexercised in the
                         Underlying Unexercised Options     Money Options at
                           at December 31, 2002           December 31, 2002 (2)
                         ------------------------------ ---------------------------
   Name                  Exercisable    Unexercisable   Exercisable  Unexercisable
   ----                  -----------    -------------   -----------  -------------
   Stephen J. Nardi.....   162,361          4,375           $0            $0
   Louis G. Conforti....   178,750          6,250            0             0
   Jeffrey A. Patterson.   216,028          6,250            0             0
   James F. Hoffman.....    69,905          1,250            0             0
   Michael W. Reschke(1)   363,961              0            0             0
   Richard S. Curto(1)..   238,408              0            0             0

--------
(1) For a description of recent changes to Mr. Reschke's and Mr. Curto's options, see "--Employment Agreements" above.
(2) Represents the fair market value, based on a closing price of a Common Share on December 31, 2002 (the last day of trading on the New York Stock Exchange in 2002) ($4.61) as reported by the New York Stock Exchange, less the option exercise price.

Equity Compensation Plan Information

   The following table gives information about Common Shares that may be issued upon the exercise of options, warrants and rights under the Share Incentive Plan as of December 31, 2002. The Company has no other compensation plans pursuant to which Common Shares may be issued.

                                                                       (c)
                                                                    Number of
                                    (a)                           Common Shares
                                 Number of                        available for
                               Common Shares                     future issuance
                                to be issued          (b)          under equity
                              upon exercise of Weighted-average    compensation         (d)
                                outstanding    exercise price of plans (excluding Total of Common
                                  options,        outstanding     Common Shares   Shares reflected
                                warrants and   options, warrants   reflected In      in columns
Plan Category                      rights         and rights       Column (a))      (a) and (c)
-------------                 ---------------- ----------------- ---------------- ----------------
Equity compensation plan
  approved by shareholders...    2,003,546(1)   $         16.09      707,464(2)      2,711,010(2)

Equity compensation plans not
  approved by shareholders...        None       Not Applicable          None             None
                                 ---------      ---------------      -------         ---------
       TOTAL:                    2,003,546(1)   $         16.09      707,464(2)      2,711,010(2)
                                 =========      ===============      =======         =========

--------
(1) Issued under the Prime Group Realty Trust 1997 Share Incentive Plan, as amended.
(2) The Company has granted the options to purchase Common Shares, set forth in the table above as well as restricted Common Shares subject to vesting schedules and unrestricted Common Shares under the Plan. As of December 31, 2002, the Company had granted 149,764 restricted Common Shares and 2,003,546 unrestricted Common Shares under the Plan. Of the 149,764 restricted Common Share grants, 14,144 shares remained unvested as of December 31, 2002, of which 8,246 vested on January 15, 2003 and 5,898 will vest on January 15, 2004. The Company is authorized to issue an aggregate of 2,860,774 Common Shares under the Plan. After taking into account Common Shares subject to outstanding options and restricted and unrestricted Common

   Share grants, 707,464 Common Shares of the authorized 2,860,774 Common Shares remain available for future issuance under the Plan.

Report of the Audit Committee

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Audit Committee reviewed with representatives of Ernst & Young LLP, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditor's independence.

   The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held five meetings during fiscal year 2002.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003. The Audit Committee also adopted a charter on May 17, 2000, a copy of which has been filed previously by the Company with the Securities and Exchange Commission.

                              Douglas Crocker II
                              Jacque M. Ducharme
                            Christopher J. Nassetta

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Trustees, which is required to have a majority of outside Trustees who are neither employees nor officers of the Company, is charged with determining compensation for the Company's executive officers and to implement and administer the Company's Share Incentive Plan. Messrs. Crocker, Ducharme and Nassetta currently serve on the Compensation Committee. See "Election of Trustees--Compensation of Trustees" above.

   No executive officer of the Company served as a (i) member of the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) director of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee or (iii) member of the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Trustees, during the year ended December 31, 2002. Since November 17, 2002, Mr. Reschke has been a Trustee of the Company. From November 1997 until April 8, 2002, he served as Chairman of the Board of Trustees of the Company. See "Other Information--Certain Relationships and Related Transactions" below.

                       REPORT OF COMPENSATION COMMITTEE

   The Board of Trustees has delegated to the Compensation Committee of the Board of Trustees the authority to administer the Company's compensation program, including the authority to determine the compensation of the Company's executive officers and to authorize grants under the Company's Share Incentive Plan. The Compensation Committee has the full Board of Trustees ratify and approve the annual compensation program each year for the Chairman of the Board and the Chief Executive Officer of the Company. Prior to November 20, 2002, the Compensation Committee consisted of Messrs. Ducharme and Nassetta. Since November 20, 2002, the Compensation Committee has consisted of Messrs. Crocker, Ducharme and Nassetta. The Board intends to review the membership of the Compensation Committee and all of its other committees at the Board Meeting to be held immediately after the Annual Meeting of Shareholders on May 23, 2003.

   In May 1998, the Company engaged FPL Associates Consulting ("FPL"), a leading executive compensation consulting firm, as the Company's compensation consultant. In approximately December or January of each year, FPL (i) reviews the compensation of the Company's Chairman of the Board, Chief Executive Officer and two Co-Presidents, and measures their level of compensation against certain peer groups consisting of companies identified by FPL, and (ii) develops and proposes, subject to the direction and approval of the Compensation Committee, a compensation program for all of the senior management of the Company. In January 2003, in addition to the foregoing, FPL also reviewed the compensation of the Company's General Counsel and three other senior officers and measured their level of compensation against certain peer groups consisting of companies identified by FPL. The compensation philosophy of the Company is based on the principles of paying for performance and aligning management objectives with those of the Company's shareholders. Accordingly, the Company intends to set base salaries for senior executives in most cases at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer groups as identified by FPL and reviewed and approved by the Compensation Committee. When the performance of the Company is superior, the annual incentive component of compensation should provide total compensation that is at the leading edge of competitive practices in the Company's peer groups.

   One of the principal policies of the Company's compensation program is to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company's performance goals. The Company intends to maintain a compensation program which provides incentives for management to enhance shareholder value. The Compensation Committee believes that, through its senior executives' ownership of equity interests in the Company and the Operating Partnership as well as share options in the Company, as applicable, the financial interests (and net worth) of the Company's senior executives are aligned with the interests of shareholders.

   While the Compensation Committee will continue to evaluate the compensation practices of the Company's industry peer groups as an important factor in determining executive compensation, the

Company's performance and the contributions of senior executives to such performance will greatly influence the Company's compensation program.

   The Company's executive compensation program may consist from time to time of all or some of the following components:

   (a) base salaries for senior executives in most cases set at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer groups as identified by FPL;

   (b) incentive bonuses determined by the Board of Trustees or the Compensation Committee based upon a review by the Board of Trustees or the Compensation Committee of the Company's performance and the performance of each senior executive;

   (c) share options and share grants with scheduled vesting periods, both short-term and long-term, to align the interests of the executive with those of the Company's shareholders; and

   (d) other benefit programs available to employees generally.

   Throughout 2002, the Company had (i) Employment Agreements with its former Chairman of the Board and former Chief Executive Officer, until their resignations, and with the Co-Presidents, and (ii) Severance Agreements with certain other senior executives. As previously disclosed, the former Chairman of the Board and former Chief Executive Officer of the Company resigned from such capacities on April 8, 2002. The base salary for the former Chief Executive Officer for the year ended December 31, 2002 was $380,000 on an annualized basis. See "Compensation of Executives--Employment Agreements" above. As provided in the Employment Agreements and Severance Agreements, annual base salary adjustments will be made by the Compensation Committee based on individual performance reviews as well as market factors.

   Other elements of the Employment Agreements which serve to retain senior management include non-competition provisions which under certain circumstances extend for a specified time beyond the term of employment. The Employment Agreements of the Co-Presidents generally prohibit these executives from directly or indirectly competing with the business of the Company during the term of employment and for a two-year period after termination "with cause" by the Company or "without good reason" by the employee.

   Executive officers are also eligible to receive annual incentive bonuses. The amount of any executive officer's bonus is based upon each individual's contributions to the Company's performance and, to a lesser degree, factors such as leadership and contribution to strategy development, as determined by the Compensation Committee. The Compensation Committee will continue to review the performance of the Company based on factors such as the growth in funds from operations, expansion, development, operating and occupancy results, total shareholder return and the relative performance of the Company in comparison with its industry peer group.

   In May 2002, the Compensation Committee approved retention agreements with Louis G. Conforti and Jeffrey A. Patterson, our two Co-Presidents, and James F. Hoffman, our Executive Vice President, General Counsel and Secretary. The agreements were approved by the Compensation Committee in light of the resignations in April 2002 of our former Chairman of the Board and former Chief Executive Officer, in order to provide an incentive for these three officers to remain at the Company. The agreements provided for a retention payment for calendar year 2002 of $250,000 for each of Mr. Conforti and Mr. Patterson and $100,000 for Mr. Hoffman. The retention payments vested on a per diem basis from the beginning of calendar year 2002 so long as the participant remained employed by the Company. Any unvested portions of the retention payments were to be forfeited in the event the participant voluntarily terminated his employment. The Company paid these retention payments in January 2003.

   Stephen J. Nardi was named Acting Chairman of the Board on April 8, 2002 and Chairman of the Board on May 31, 2002. Through November 2002, Mr. Nardi was compensated under a consulting agreement entered into with the Company at the Company's initial public offering in November 1997. Effective as of November 2002, the consulting agreement between Mr. Nardi and the Company was mutually terminated and Mr. Nardi became a full-time employee. On January 20, 2003, based on recommendations by FPL and in order to compensate Mr. Nardi for his new responsibilities, the Compensation Committee approved for Mr. Nardi, and the Company's full Board of Trustees ratified: (i) an increase in annual compensation from $220,000 of $400,000 per year, retroactive to April 8, 2002,
(ii) a 2002 annual incentive award of $400,000 and (iii) a grant of 100,000 share options at $5.02 per share (the closing price per share on the trading day prior to the date of grant). The share options vest in three equal annual installments beginning on the first anniversary of the date of grant. Each component of the foregoing compensation package approved for Mr. Nardi was set at approximately the median for the Company's peer groups reviewed by FPL and was authorized by the Compensation Committee based on the additional responsibilities assumed by Mr. Nardi in April 2002.

   On January 20, 2003, the Compensation Committee also approved 2002 annual incentive awards for six of the senior officers of the Company, including the Company's two Co-Presidents and General Counsel. The 2002 annual incentive awards for the Company's Co-Presidents and the General Counsel were in addition to the retention payments described above. See footnotes 2 and 3 to the "Summary Compensation Table" above. Other than the compensation for Mr. Nardi described in the foregoing paragraph (and authorized because of the additional responsibilities assumed by Mr. Nardi), the Compensation Committee did not approve any salary increases for 2003 or any long-term incentive awards for 2002. The Compensation Committee currently intends to continue to award salary increases and other awards, if any, effective in December or January of each year, based on performance during the prior year.

   As previously disclosed, on April 8, 2002, Mr. Reschke, the Company's Chairman of the Board, and Mr. Curto, the Company's Chief Executive Officer, resigned from their positions as officers of the Company, but remained in their capacities as Trustees of the Company. On that date, the Company entered into separation agreements with each of Mr. Reschke and Mr. Curto (the "Reschke Separation Agreement" and the "Curto Separation Agreement," respectively.) The Reschke Separation Agreement provided, among other things, for separation payments to Mr. Reschke calculated in accordance with his Employment Agreement for accrued but unpaid base compensation through April 8, 2002, 30 days' additional base compensation, severance compensation of $625,000 and other accrued compensation of $41,827. The termination compensation to Mr. Reschke was paid in part in six monthly installments of $18,750 each, with the balance paid, with interest thereon determined in accordance with the Reschke Separation Agreement, on November 8, 2002. In addition, all of Mr. Reschke's options and restricted Common Share awards which were unvested as of April 8, 2002, were cancelled pursuant to the Reschke Separation Agreement.

   The Curto Separation Agreement provides, among other things, for separation payments to Mr. Curto calculated in accordance with his Employment Agreement for accrued but unpaid base compensation through April 8, 2002, 30 days' additional base compensation, severance compensation of $935,000 and other accrued compensation of $89,641. The termination compensation to Mr. Curto was paid in part in six monthly installments of $31,667 each, with the balance paid, with interest thereon determined in accordance with the Curto Separation Agreement, on November 8, 2002. In addition, all of Mr. Curto's share options and restricted Common Share awards that were unvested as of April 8, 2002 became fully vested pursuant to the Curto Separation Agreement in exchange for other concessions by Mr. Curto. Finally, on April 18, 2002, Mr. Curto voluntarily forfeited the options to acquire 175,000 Common Shares that were granted to him at the time of the Company's initial public offering.

Internal Revenue Service Code Provisions

   The Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a publicly-held corporation such as the Company to deduct compensation for its Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per individual, per year. Performance-based compensation is not counted toward the $1,000,000 limit. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ending December 31, 2002. Based upon the Treasury Regulations promulgated under the Code, bonuses payable to the Company's executives under their current employment agreements and compensation attributable to options (both statutory and non-statutory) granted under the Share Incentive Plan may be considered as compensation subject to the Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax-deductible under Section 162(m). This will depend upon the market price of the Company's shares on the date the non-statutory options are exercised and the number of non-statutory options exercised in any one taxable year.

                            COMPENSATION COMMITTEE
                              Douglas Crocker II
                              Jacque M. Ducharme
                            Christopher J. Nassetta

                               PERFORMANCE GRAPH

   The following performance graph compares the Company's performance to the Standard and Poors' 500 Stock Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trusts' Equity Index (the "NAREIT Equity Index"). Share price performance for years ended December 31, 1998, 1999, 2000, 2001 and 2002 is not necessarily indicative of future results. All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.

                                    [CHART]

              Company          NAREIT            S&P 500
12/31/97      $100.00          $100.00           $100.00
12/31/98      $80.82           $82.50            $126.67
12/31/99      $88.86           $78.69            $151.40
12/31/00      $92.00           $99.43            $136.05
12/31/01      $63.76           $113.29           $118.31
12/31/02      $31.85           $117.61           $90.66

                 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01 12/31/02
                 -------- -------- -------- -------- -------- --------
         Company $100.00  $ 80.82  $ 88.86  $ 92.00  $ 63.76  $ 31.85
         NAREIT.  100.00    82.50    78.69    99.43   113.29   117.61
         S&P 500  100.00   126.67   151.40   136.05   118.31    90.66

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Audit Committee has appointed Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2003. Ernst & Young LLP served in this capacity for 2002. A proposal will be presented at the Meeting to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2003. Although the Company is not required to submit for ratification and approval of our shareholders the appointment of its independent auditors, the Audit Committee believes it is sound policy to do so. In the event the Company's shareholders do not ratify and approve the appointment, the Audit Committee will reconsider the appointment.

   Before appointing Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2003, the Audit Committee carefully considered that firm's qualifications as independent auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

   The Board of Trustees of the Company recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2003.

                           AUDIT AND NON-AUDIT FEES

   Fees for professional services provided by the Company's independent auditors in each of the last two fiscal years, in each of the following categories were:

                                          2002       2001
                                       ---------- ----------
                    Audit Fees........ $  341,000 $  318,000
                    Audit-Related Fees    344,660    347,400
                    Tax Fees..........    427,259    666,774
                                       ---------- ----------
                                       $1,112,919 $1,332,174
                                       ========== ==========

   Ernst & Young LLP did not provide any financial information systems design and implementation services during 2002 or 2001. Audit-related services generally include fees for 401(k) plan and property audits, due diligence and transaction structuring. Tax services generally relate to a review of tax returns prior to filing, tax consultation and transaction structuring. A representative of Ernst & Young LLP will attend the Meeting and, while not intending to make a statement, will have an opportunity to make a statement and will respond to appropriate questions directed to Ernst & Young LLP.

                               OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Exchange Act requires the Company's officers and Trustees, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the Commission and the NYSE. Officers, Trustees and beneficial owners of more than ten percent of the Company's equity securities are required by Commission regulations to furnish the Company with copies of all such forms which they file.

   Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2002, or written representations from certain reporting persons that no Forms 3, 4 or 5 were required to be filed by those persons, to the Company's knowledge, no transactions were reported late during the year ended December 31, 2002.

Certain Relationships and Related Transactions

   On March 19, 2002, the Company entered into an agreement appointing Julien
J. Studley, Inc. as its exclusive agent to lease space on its behalf related to the Company's obligation to reimburse Citadel Investment Group, L.L.C. ("Citadel") for certain obligations under Citadel's prior lease upon Citadel's execution of a lease at the Company's Bank One Corporate Center property. Mr. Jacque M. Ducharme, one of the Company's Trustees, is the Vice Chairman Western Region and Director of Julien J. Studley, Inc. ("Studley"). Studley earned commissions of approximately $200,000 for services provided to the Company in 2002. On March 12, 2003, the Company extended the term of this agreement to September 30, 2003. The Company has been advised by Mr. Ducharme that he does not receive any portion of the commissions under this agreement other than compensation he may receive based on the general profitability of Studley.

   On April 8, 2002, the Company announced the resignations of Mr. Reschke from his position as Chairman of the Board and Mr. Curto from his position as the Company's Chief Executive Officer. On April 17, 2003, the Company announced the resignation of Mr. Reschke from his position as a non-executive Trustee. See "Compensation of Executives--Employment Agreements" for a description of the severance arrangements for Messrs. Reschke and Curto.

   On August 5, 2002, the Company terminated a tax-deferred exchange trust relating to a deposit of a portion of net proceeds from a sale of land in February 2002. This resulted in approximately $600,000 of net proceeds being released to the Company, and resulted in the payment of approximately $189,000 to Mr. Nardi on April 11, 2003 and affiliates of Mr. Nardi under a tax indemnification agreement entered into by the Company at its initial public offering. See "Tax Indemnification Agreements" below.

   As of December 31, 2002, the Company has a receivable of approximately $721,000 from Mr. Nardi and certain of his affiliates, representing rent receivable on the Company's 1051 Kirk Road property due under a master lease agreement with the Company for the period from October 2001 through December 2002. Payments of rent per the agreement are to be deducted from common unit distributions made to Mr. Nardi and his affiliates. Because there were no common unit distributions for this period, no payments were applied to the outstanding balance and rent continued to accrue under the master lease at the rate of approximately $48,000 per month. The term of the master lease expired on March 31, 2003.

   At the Company's initial public offering in November 1997, it entered into a consulting agreement with Mr. Nardi having an initial three-year term. The term of the consulting agreement automatically extended for additional one-year terms unless terminated by either party. In February 2002, and prior to the date Mr. Nardi became the Company's Chairman, the Board approved a commission of $75,000 to Mr. Nardi in connection with a build-to-suit development, which was paid to an affiliate of Mr. Nardi in October 2002.

   Since the resignations of the Company's former Chairman and former Chief Executive Officer on April 8, 2002, Mr. Nardi has devoted substantially all of his time and energy toward his duties. Effective as of November 2002, the consulting agreement between Mr. Nardi and the Company was mutually terminated and Mr. Nardi became a full-time employee. In light of the additional responsibilities assumed by Mr. Nardi since April 8, 2002, the Company's Compensation Committee met in January 2003 and approved an increase in Mr. Nardi's annual base compensation from $220,000 per year to a total of $400,000 per year, retroactive to April 8, 2002. The Company's Compensation Committee also approved a bonus of $400,000 for Mr. Nardi for 2002 and awarded Mr. Nardi 100,000 stock options at $5.02 per share (the closing price of the Common Shares on the New York Stock Exchange on the last trading day immediately prior to the award). These options vest over three years in one-third increments on each annual anniversary of the award.

   Agreements to Purchase Certain Properties. The Company has an option to purchase a parking garage located at 300 North LaSalle Street in Chicago from PGI which option has approximately four and one-half years remaining on its term. 300 North LaSalle Street contains approximately 58,000 square feet of land suitable for development. The Company has an option to purchase the property at 95.0% of its then fair market value.

   The Company also has approximately nine and one-half years remaining on a right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois. The right of first offer will apply to the extent that PGI determines that a parcel will be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender. The option and right of first offer may be exercised only with the approval of the Company's Independent Trustees.

   PGI leases 22,620 square feet of space at 77 West Wacker Drive, Chicago, Illinois, an office building owned by one of the Company's unconsolidated real estate joint ventures that the Company owns a 50% common ownership interest in. PGI paid rent and operating expense escalations to the joint venture totaling $996,531 for the year ended December 31, 2002. PGI's lease expires October 31, 2007 with an option, effective April 30, 2002, to terminate the lease upon six months written notice. PGI currently owes the unconsolidated real estate joint venture approximately $238,000 representing rent and related operating expense reimbursements for the months of February, March and April 2003.

   During 2002, the Company subleased a portion of PGI's space pursuant to a month-to-month lease for a total rent of $35,600. This sublease arrangement was terminated on February 28, 2002.

   Issuance of Limited Partner Common Units to Affiliates of Stephen J.
Nardi. Pursuant to an agreement with The Nardi Group, L.L.C. (the "Nardi Group"), a limited liability company controlled by Mr. Nardi, the Chairman of the Company's Board of Trustees, and the approval of our shareholders at the Company's 2000 Annual Meeting of Shareholders, on August 8, 2000, the Nardi Group's 927,100 Common Units of general partner interest in the Operating Partnership were converted into 927,100 Common Units which are by their terms exchangeable for Common Shares on a one-for-one basis, or, at the Company's option, cash equivalent to the fair market value of a Common Share at the time of exchange. In addition, in connection with various purchases of land described below, the Operating Partnership issued an aggregate of 1,096,260 Common Units since the Company's initial public offering to affiliates of Mr. Nardi.

   The Company and certain affiliates of the Nardi Group, L.L.C. entered into a vacant land agreement in connection with the contribution of certain properties to the Company's Operating Partnership at the time of the Company's initial public offering. Pursuant to the agreement, the Company was obligated to purchase, over a five-year period that commenced in November 1997, an aggregate of approximately 95.0 acres of vacant land in Carol Stream and Batavia, Illinois for a purchase price of $3.00 per square foot, which was to be paid for in Common Units in the Operating Partnership. Under the agreement, the Company acquired approximately 40.5 acres of such land in 1999 for a purchase price of approximately $5,400,000 (paid for in 359,252 Common Units and $100,000 cash). In March 2000, the Company acquired another 29.6 acres of land under this agreement for a purchase price of approximately $3,800,000 (paid for in 272,126 Common Units). Further, under the agreement, in March 2002, the Company acquired approximately 24.9 acres of such land for a purchase price of approximately $3,300,000 (paid for in 344,331 Common Units). The Company's obligations under this contract have been satisfied.

   Tax Indemnification Agreements. The Operating Partnership entered into a tax indemnification agreement with certain principals affiliated with Edward S. Hadesman, a former executive officer, which contributed properties to the Company during its initial public offering (the "IBD Contributors") pursuant to which the Company is required to indemnify the IBD Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by the Company of their liabilities or the sale or other disposition by the Company of the properties they contributed. Under the terms of the agreement, the Company will indemnify the IBD Contributors for certain income tax liabilities based on income or gain which the IBD Contributors are required to include in their gross income for federal or state income tax purposes as a result of such an event. This indemnity covers these income taxes, interest and penalties and is required to be made on a "grossed up" basis that effectively results in the IBD Contributors receiving the indemnity payment on a net, after-tax basis. The percentage of the tax liabilities that the Company is required to indemnify is 60% for the taxable year ending on December 31, 2002, and declines by 10% each year thereafter until December 31, 2007. The Company is not required to indemnify the IBD Contributors for income or gain realized by them after the taxable year ended December 31, 2007. The Company estimates its maximum possible exposure at April 15, 2003 is approximately $3,500,000.

   The Company entered into a tax indemnification agreement with certain principals affiliated with Mr. Nardi (the "NAC Contributors") who contributed properties to the Company during its initial public offering, pursuant to which the Company is required to indemnify the NAC Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by the Company of their liabilities on the sale or other disposition by the Company of the properties they contributed. Under the terms of the agreement, the Company will indemnify the NAC Contributors for certain tax liabilities based on income or gain which the NAC Contributors are required to include in their gross income for federal, applicable state and certain local income tax purposes as a result of such an event. In connection with the conversion of the Nardi Group's general partner Common Units into limited partner Common Units as described above, the Company's tax indemnification agreement with the NAC Contributors was amended to provide that the tax indemnification by the Company is reduced by 10% per year over the 10-year term of the tax indemnification agreement, effective retroactively from the date of the Company's initial public offering. This indemnity covers these income taxes, interest and penalties and is required to be made on a "grossed up" basis that effectively results in the NAC Contributors receiving the indemnity payment on a net, after-tax basis. The percentage of the tax liabilities which the Company is required to indemnify is 60% for the taxable year ended on December 31, 2002, and declines by 10% each year thereafter until December 31, 2007. The Company is not required to indemnify the NAC Contributors for income or gain realized by them after the taxable year ended December 31, 2007. The Company estimates its maximum possible exposure under this indemnity at April 15, 2003 is approximately $9,800,000.

   In February 2002, the Company sold vacant land in Aurora, Illinois, a portion of which was covered by the tax indemnity with the NAC Contributors, and deposited the proceeds into a tax-deferred exchange trust. In August 2002, the Company elected not to use the proceeds to acquire a replacement property, thereby triggering the tax gain on the sale. As a result, the Company made a payment of $189,059 to the NAC Contributors on April 11, 2003.

   Other Transactions. The Company is aware of environmental contamination at certain of its older industrial properties contributed to it as an equity contribution by PGI during the Company's initial public offering. The Company has a receivable at December 31, 2002 of $26,000 due from PGI (included in other assets), relating to PGI's indemnification to it for certain costs of environmental remediation.

   The Company is aware of environmental contamination at certain of its older industrial properties contributed to it as an equity contribution by PGI at the time of the Company's initial public offering. These properties are in remediation programs sponsored by the appropriate state environmental agencies. PGI agreed to retain liability, and indemnify the Company, for the costs of environmental remediation with regard to these industrial properties, which environmental consultants have estimated will cost, in the aggregate, approximately $3,200,000. During 1997, PGI initiated lawsuits against an environmental consultant to cover the cost of the remedial action plans. In 1998, PGI sued a then current (and now former) tenant of one of the properties to recover the cost of certain remedial action plans.

   The above lawsuits have been pursued by PGI in the name of the Company's affiliates under an environmental remediation and indemnity agreement entered into with PGI at the Company's initial public offering. On March 25, 2003, the Company, PGI and one of PGI's affiliates entered into an amendment to that agreement. Pursuant to the existing agreement, PGI has agreed to indemnify the Company against certain environmental liabilities related to the Company's Chicago, Hammond and East Chicago Industrial Parks. The existing agreement also provides that PGI is entitled to use the proceeds from certain pending litigation the Company has against third parties relating to these environmental liabilities. The amendment to the agreement provides, among other things, that all of the proceeds from the litigation will not be funded to PGI or its affiliate, but instead that if any proceeds are recovered in connection with the litigation, sufficient proceeds (if recovered) will instead by placed in an escrow to be used to fund the environmental remediation costs. The Company is relying on the credit of PGI under the indemnification for the cleanup costs and any proceeds from the lawsuits against the environmental consultant and former tenant, which based on the advice of outside legal counsel, the Company believes have value sufficient to fund the cost of cleanup.

   Governor James R. Thompson, one of the Company's Trustees whose term of office will end on the date of the Meeting, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company. Winston & Strawn earned fees of approximately $1,700,000 for legal services provided to the Company in 2002.

Shareholder Proposals for the 2004 Annual Meeting

   Proposals of shareholders intended to be presented at the Company's 2004 Annual Meeting of Shareholders must be received by the Company at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, attention General Counsel, on or prior to December 24, 2003 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 2004 Annual Meeting. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and Proxy relating to the 2004 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company's proxy materials pursuant to the applicable regulations of the SEC in effect at the time such proposal is received.

Other Business

   The Board of Trustees knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

                                          /s/ James F. Hoffman
                                          James F. Hoffman,
                                          Secretary

Chicago, Illinois
April 23, 2003

                                   APPENDIX A

                            PRIME GROUP REALTY TRUST

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY,
                                  MAY 23, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby appoints Stephen J. Nardi and James F. Hoffman, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this Proxy Card, all of the common shares of beneficial interest, par value $0.01 per share, of Prime Group Realty Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Friday, May 23, 2003 at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, and at any postponement(s) or adjournment(s) thereof and, in such proxies' discretion, to vote upon such other business as may properly come before the meeting, and at any postponement(s) or adjournment(s) thereof, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.


Comments/Change of address:


-----------------------------------

-----------------------------------
                                                       [Please See Reverse Side]
-----------------------------------

                            PRIME GROUP REALTY TRUST

           PLEASE MARK YOUR VOTE IN OVAL IN THE FOLLOWING MANNER USING
                               DARK INK ONLY /X/

                                                                              Withhold Authority
                                                             For Nominee          for Nominee

A. Election of two Class III Trustees for a term of three years

Nominee:      Stephen J. Nardi                                  /  /                 /  /


              Ray H. D'Ardenne                                  /  /                 /  /

                                                                 For                Against              Abstain

B.  To ratify the appointment of Ernst &                        /  /                 /  /                 /  /
    Young LLP as independent auditors of the
    Company for the fiscal year ending
    December 31, 2003


Signature(s)
            --------------------------------------------------------------------

Dated:                        , 2003.
       -----------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, limited liability company or other similar entity, please sign in such entity's name by an authorized person.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment(s) or postponement(s) thereof.

                              FOLD AND DETACH HERE

         PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.